Exhibit 99.1

BTCS Reports Record Gross Profit of $3.5 Million and 86% Gross Margin for Third Quarter 2026

Surpasses $6 million full-year gross profit target in nine months as Imperium liquidity pool positions grow to approximately $41 million

Wayne, PA – (GlobeNewswire – November 12, 2026) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), short for Blockchain Technology Consensus Solutions, a company focused on decentralized finance operations and blockchain infrastructure, today announced its financial results for the quarter ended September 30, 2026 (“Q3 2026”). The Company also launched its updated corporate website at www.btcs.com and released an updated investor presentation and a new company primer available at www.btcs.com/investors/.

“The third quarter was a breakout quarter for BTCS and Imperium,” said Charles Allen, Chief Executive Officer. “BTCS delivered a record $3.5 million in gross profit at an 86% gross margin, surpassing our full-year gross profit target of $6 million with a full quarter remaining in 2026. That performance was driven by Imperium, where we grew our paired liquidity pool positions from approximately $8 million to approximately $41 million and expanded into a multi-chain strategy with the integration of Base. Looking to the fourth quarter, we intend to keep scaling Imperium, and we expect it to remain the leading driver of our business.”

Financial Highlights

Third Quarter 2026 Financial Summary

●	Total revenues increased 67% to $4.1 million for Q3 2026, compared to $2.4 million in Q2 2026, driven by growth in Imperium’s DeFi revenues.

●	Gross profit grew to $3.5 million (86% margin) for Q3 2026, a record for the Company and a 134% increase from Q2 2026 gross profit of $1.5 million (61% margin). Gross profit also increased 222% compared to $1.1 million in Q3 2025. The improvement reflects the expansion of Imperium’s paired liquidity pool positions and the growing contribution of its higher-margin DeFi revenues.

●	Year-to-date gross profit reached $6.0 million for the nine months ended September 30, 2026, compared to $1.1 million for the same period in 2025, achieving the Company’s full-year 2026 gross profit target of $6 million in the first nine months of the year.

●	DeFi revenues (Imperium) increased 133% quarter-over-quarter to $3.5 million for Q3 2026 from $1.5 million in Q2 2026, representing approximately 86% of total revenues for Q3 2026, compared to approximately 61% of total revenues in Q2 2026.

●	Blockchain infrastructure revenues, comprising NodeOps and Builder+, decreased to $0.6 million for Q3 2026, compared to $0.9 million in Q2 2026, reflecting variability in block-building and the Company’s continued prioritization of capital and resource deployment toward Imperium.

●	Net income for Q3 2026 was $54.5 million, compared to a net loss of $34.9 million in Q2 2026. Net income was primarily driven by $58.3 million of non-cash unrealized gains on digital assets resulting from ETH price appreciation during the quarter and $3.6 million of realized gains on digital asset transactions, partially offset by a $5.7 million impairment loss on intangible digital assets. Results excluding these items would have been materially lower, and future results may vary significantly with digital asset prices.

Balance Sheet Overview

●	Total assets were $176.1 million as of September 30, 2026, compared to $89.3 million as of June 30, 2026, primarily reflecting increases in the fair value of digital asset holdings due to ETH price appreciation and the deployment of $27.0 million of new DeFi protocol borrowings.

●	Digital assets held in liquidity pool positions grew to $40.9 million as of September 30, 2026, from $7.6 million as of June 30, 2026, as Imperium scaled its paired liquidity pool strategy across Ethereum mainnet and Base.

●	Total liabilities increased to $80.0 million as of September 30, 2026, compared to $50.4 million as of June 30, 2026, presented net of unamortized debt discounts of $3.4 million and $4.3 million, respectively. Loans payable to DeFi protocols were $63.0 million as of September 30, 2026, compared to $36.0 million as of June 30, 2026, reflecting $27.0 million of new DeFi protocol borrowings during the quarter to support the expansion of Imperium’s paired liquidity pool positions. These borrowings are collateralized by digital assets and may be subject to liquidation if collateral values decline. The Company continues to actively monitor collateral levels across its DeFi positions.

●	Common shares outstanding (including unvested restricted common stock) were 53.1 million as of September 30, 2026. During Q3 2026, the Company received net proceeds of approximately $1.5 million from sales under its At-The-Market (“ATM”) Agreement.

Michael Prevoznik, Chief Financial Officer, stated, “This quarter showed what Imperium can do at scale. Gross profit more than doubled quarter-over-quarter and our gross margin expanded to 86%, as DeFi revenues grew to represent the large majority of our total revenue. Reaching our $6 million gross profit target in nine months is a meaningful milestone, and we remain focused on scaling revenue and gross profit while managing our balance sheet with discipline.”

Company Commentary and Outlook

Imperium remains BTCS’s core strategic focus for 2026. During the third quarter, the Company significantly scaled Imperium’s paired liquidity pool positions and, in September, expanded Imperium onto Base, an Ethereum Layer-2 network created by Coinbase, marking the business line’s first expansion beyond Ethereum mainnet. Operating across multiple networks allows Imperium to dynamically allocate liquidity where volume and demand shift, and management views Base as one step in a broader multi-chain roadmap.

“Integrating Base was a major milestone for our engineering team this quarter,” said Ben Hunter, Chief Technology Officer. “Expanding Imperium beyond Ethereum mainnet gave us access to another deep pool of on-chain activity, and our team built and deployed the strategies needed to operate there. We are continuing to refine our existing strategies while evaluating additional networks and opportunities that we believe could further scale Imperium.”

Having surpassed its full-year gross profit target of $6 million through the first nine months of 2026, the Company expects Imperium to remain the primary driver of revenue and gross profit through the remainder of the year. The Company continues to evaluate additional strategies and networks for Imperium that it believes may further scale the business.

As previously announced, in September Imperium completed the preparatory compliance steps for tokenized-equity liquidity provisioning under the SEC’s Covered Firm exemption. Management views tokenized equities as a natural extension of Imperium, which already operates in automated market maker pools. BTCS has not yet commenced or committed capital to tokenized-equity liquidity provisioning, and there can be no assurance that it will do so.

Management believes that institutional adoption of digital assets and the tokenization of real-world assets could increase demand for on-chain liquidity and create additional revenue opportunities for the Company.

“Hitting our gross profit target a quarter early reflects the strategy we have been building toward and the hard work from our team,” said Mr. Allen. “We believe Imperium gives BTCS a differentiated way to generate revenue from Ethereum’s on-chain economy, and with a multi-chain approach, we believe we have substantial room to grow. Looking ahead, I remain optimistic about continued institutional adoption of digital assets and see two major drivers shaping the future of on-chain finance: the tokenization of real-world assets and the rise of agentic AI. Tokenization has the potential to bring a broader range of financial assets on-chain, while AI agents could increasingly use these same rails to transact and make payments autonomously. We believe both trends could expand the scale and scope of activity on-chain, creating greater demand for accessible liquidity. Through Imperium, we are building the capabilities to help meet that demand and position BTCS for these emerging opportunities.”

About BTCS:

BTCS Inc. (“BTCS” or the “Company”), short for Blockchain Technology Consensus Solutions, is a Nasdaq-listed operating company that offers public-market access to the blockchain economy. Imperium, the Company’s decentralized finance (“DeFi”) business, deploys capital into on-chain liquidity markets, including automated market maker pools on Ethereum and Layer-2 networks, to generate recurring, high-margin revenue. Imperium draws on the protocol-level expertise of BTCS’s Ethereum infrastructure operations, Builder+ (block building) and NodeOps (staking). BTCS funds its growth through the DeFi/TradFi Accretion Flywheel, an integrated approach to raising capital, accumulating digital assets and deploying them on chain. Learn more at www.btcs.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s growth prospects, revenue expectations (including from Imperium), profitability and margin targets (including the Company’s gross profit target for 2026), the expansion of Imperium onto Base and additional networks, the potential expansion of Imperium into tokenized-equity liquidity provisioning and the Company’s ability to rely on the SEC’s Covered Firm exemption, the Company’s ability to scale its liquidity pool positions, the tokenization of real-world assets and the adoption of agentic AI, market positioning, business strategy, regulatory developments (including the CLARITY Act), and expectations for digital asset markets. Words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “target,” “seek,” “positioned” or similar expressions identify forward-looking statements. These statements are based on current expectations and assumptions and are subject to risks and uncertainties, including volatility in digital asset markets, including the market price of ETH and other digital assets, and concentration risk from the Company’s Ethereum-first strategy; the significant contribution of unrealized gains on digital assets to the Company’s net income, which may reverse in future periods; regulatory developments affecting digital assets and blockchain technology, including the uncertain outcome of pending legislation such as the CLARITY Act and the regulation of DeFi protocols and Layer-2 networks; competition in block-building, staking, and DeFi markets; operational risks associated with Builder+, Imperium, and NodeOps, including smart contract vulnerabilities, DeFi protocol failures, counterparty risks, impermanent loss and liquidity risks associated with DeFi lending, borrowing, and liquidity provision activities, and the Company’s reliance on third-party DeFi protocols; risks related to the Company’s use of leverage and collateralization requirements, including increased DeFi protocol borrowings and the risk of liquidation of collateral; the risk that results achieved in prior periods, including the Company’s third quarter 2026 gross profit, may not be indicative of future results; risks that a qualifying Tokenized Securities Venue may not become operational, that the SEC’s exemptive relief may be modified, withdrawn or expire, or that tokenized-equity markets may not develop as anticipated; risks that the Company’s multi-chain expansion strategy may not produce the anticipated benefits; technological implementation challenges, cybersecurity risks, and potential loss or theft of digital assets; risks related to the Ethereum network and Layer-2 networks such as Base, including fluctuations in transaction volumes and blockspace demand, and changes in network protocols, consensus mechanisms, or gas fee structures; general economic and market conditions; and other risks set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025. Undue reliance should not be placed on forward-looking statements, which speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

For more information, follow us on:

X: https://x.com/NasdaqBTCS

LinkedIn: https://www.linkedin.com/company/nasdaq-btcs

Facebook: https://www.facebook.com/NasdaqBTCS

Investor Relations:

Charles Allen - CEO

X: @Charles_BTCS

Email: ir@btcs.com

Financials

The tables below are derived from the Company’s unaudited condensed financial statements included in its Quarterly Report on Form 10-Q filed on November 12, 2026, with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete financial statements, accompanying notes, and further information regarding the Company’s results of operations and financial condition for the fiscal quarters ended September 30, 2026 and 2025. Please also refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of risk factors applicable to the Company and its business.

BTCS Inc.

Condensed Balance Sheets

(Unaudited)

	September 30,	December 31,
	2026	2025

Assets:
Current assets:
Cash and cash equivalents	$463,250	$1,526,395
Stablecoins	859,577	1,539,064
Digital assets - treasury	225,384	2,388,607
Digital assets - DeFi	125,097,651	177,718,244
Digital assets - staked	7,730,236	30,657,401
Digital assets – liquidity pool positions	40,947,203	-
Digital assets – non-fungible tokens	20,867	41,690
Prepaid expenses	147,031	146,031
Total current assets	175,491,199	214,017,432
Investments (Cost $600,000)	600,000	600,000
Property and equipment, net	11,834	14,390
Total Assets	$176,103,033	$214,631,822

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable and accrued expenses	$60,763	$38,525
Accrued compensation	1,623,092	1,609,208
Accrued interest	766,468	225,115
Loans payable - DeFi protocol	63,007,700	61,500,000
Convertible notes payable, net - current portion	14,505,171	-
Warrant liabilities	-	-
Total current liabilities	79,963,194	63,372,848
Convertible notes payable, net - non-current portion	-	11,842,195
Total liabilities	79,963,194	75,215,043

Commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred Stock, $0.001 par value per share; 20,000,000 shares authorized, of which:
Series V Preferred Stock; 15,671,405 and 15,671,405 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	1,975,701	1,975,701
Common Stock, $0.001 par value per share; 975,000,000 shares authorized; 53,110,329 and 46,852,737 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	53,110	46,853
Additional paid-in capital	316,947,516	310,695,935
Accumulated deficit	(222,836,488)	(173,301,710)
Total stockholders’ equity	96,139,839	139,416,779
Total Liabilities and Stockholders’ Equity	$176,103,033	$214,631,822

BTCS Inc.

Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Revenues
Blockchain infrastructure revenues	$587,025	$4,215,224	$2,667,025	$8,676,357
DeFi revenues	3,505,656	723,279	6,019,472	726,843
Total revenues	4,092,681	4,938,503	8,686,497	9,403,200
Cost of revenues
Blockchain infrastructure costs	571,388	3,843,634	2,638,576	8,265,426
DeFi costs	20,850	6,916	39,000	6,916
Total cost of revenues	592,238	3,850,550	2,677,576	8,272,342
Gross profit	3,500,443	1,087,953	6,008,921	1,130,858
Operating expenses:
Professional fees	140,176	887,200	818,115	1,461,026
General and administrative	226,522	610,568	799,399	1,254,770
Research and development	86,156	145,592	248,655	548,386
Compensation and related expenses	2,820,513	763,804	8,007,276	2,245,406
Marketing	190,193	256,165	275,804	524,198
Impairment loss on intangible digital assets	5,710,662	-	11,162,156	-
Realized (gains) losses on digital asset transactions	(3,576,215)	4,407,773	30,608,647	8,567,681
Unrealized gain on digital assets	(58,345,378)	(73,724,881)	(1,240,388)	(67,987,220)
Loss on extinguishment of debt	-	8,731	-	8,731
Total operating expenses	(52,747,371)	(66,645,048)	50,679,664	(53,377,022)
Other income (expenses):
Interest expense	(1,715,043)	(1,496,529)	(4,864,035)	(1,718,423)
Change in fair value of warrant liabilities	-	(647,663)	-	(587,813)
Total other income (expenses)	(1,715,043)	(2,144,192)	(4,864,035)	(2,306,236)
Net income (loss)	$54,532,771	$65,588,809	$(49,534,778)	$52,201,644

Basic net income (loss) per share attributable to common stockholders	$1.15	$1.48	$(1.06)	$1.83
Diluted net income (loss) per share attributable to common stockholders	$1.10	$1.30	$(1.06)	$1.48

Basic weighted average number of common shares outstanding	47,420,927	44,233,030	46,940,068	28,575,472
Diluted weighted average number of common shares outstanding	50,675,409	50,298,201	46,940,068	35,223,608

BTCS Inc.

Condensed Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2026	2025

Cash flows from operating activities:
Net income (loss)	$(49,534,778)	$52,201,644
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	4,676	2,693
Stock-based compensation	4,631,620	3,850,662
Blockchain infrastructure revenue settled in digital assets	(2,667,025)	(8,676,357)
DeFi revenue settled in digital assets	(6,019,472)	(726,843)
Blockchain-based payments settled in digital assets	2,564,815	8,115,551
DeFi interest expense settled in digital assets	855,983	1,453
Blockchain network fees settled in digital assets	2,290	10,050
Change in fair value of warrant liabilities	-	587,813
Amortization on debt discount and issuance costs	2,662,976	754,394
Realized losses on digital asset transactions	30,608,647	8,567,681
Unrealized gains on digital assets	(1,240,388)	(67,987,220)
Impairment loss on intangible digital assets	11,162,156	-
Changes in operating assets and liabilities:
Stablecoins	2,981,564	(292,088)
Prepaid expenses and other current assets	(1,000)	(90,768)
Accounts payable and accrued expenses	22,238	16,391
Accrued compensation	865,978	(2,855,467)
Accrued interest	541,353	681,173
Net cash used in operating activities	(2,558,367)	(5,839,238)

Cash flows from investing activities:
Purchase of productive digital assets	-	(143,359,741)
Proceeds from the sale of productive digital assets	-	3,240,171
Purchase of investments	-	(400,000)
Purchase of property and equipment	(2,120)	(8,022)
Sale of property and equipment	-	1,750
Net cash used in investing activities	(2,120)	(140,525,842)

Cash flows from financing activities:
Net proceeds from issuance common stock/ At-the-market offering	1,497,342	135,160,842
Payments for shares repurchased	-	(3,000,000)
Proceeds from issuance of convertible notes, net	-	16,843,500
Payments of debt issuance costs	-	(130,989)
Net cash provided by financing activities	1,497,342	148,873,353

Net increase (decrease) in cash	(1,063,145)	2,508,273
Cash, beginning of period	1,526,395	1,977,778
Cash, end of period	$463,250	$4,486,051

Supplemental disclosure of cash flow information:
Cash paid for interest	$803,724	$298,567

Supplemental disclosure of non-cash investing, financing and other activities:
Series V Preferred Stock Distribution	$-	$180,688
Non-cash discount on convertible notes	-	1,017,026
Dividends distributions paid in ETH	(723,218)	-
Issuance of common stock upon non-cash exercise of warrants and stock options	-	8,134,516
DeFi borrowing activity:
Stablecoins received against ETH collateral from new DeFi borrowing	28,000,000	57,947,000
ETH swapped to stablecoins to fund settlement of DeFi borrowing principal	26,492,300	1,447,000
ETH swapped to stablecoins to fund settlement of DeFi interest	855,983	1,453
Extinguishment of USDT-denominated debt via on-chain protocol debt swap	-	1,500,000
Issuance of GHO-denominated debt via on-chain protocol debt swap	-	(1,500,000)
Liquidity pool activity:
ETH swapped into stablecoins for liquidity pool deployment	23,814,365	-
Stablecoins swapped into ETH for liquidity pool deployment	(62,830,517)	-
LP fee rewards (ETH) swapped into stablecoins, pending redeployment	1,427,606	-
Deployments of digital assets into liquidity pool positions	(287,305,499)	-
Withdrawals of digital assets from liquidity pool positions	242,362,060	-
Other digital asset activity:
Digital assets swapped for stablecoins	117,247	-
Digital assets swapped to acquire NFTs	-	191,256